Exhibit 99.1

For Immediate Release April 25, 2018	Contact: Kevin Stout Landstar System, Inc. www.landstar.com 904-398-9400

LANDSTAR SYSTEM REPORTS RECORD FIRST QUARTER

REVENUE OF $1.048 BILLION AND RECORD FIRST QUARTER DILUTED

EARNINGS PER SHARE OF $1.37

Jacksonville, FL – Landstar System, Inc. (NASDAQ: LSTR) reported record first quarter diluted earnings per share of $1.37 in the 2018 first quarter, on record first quarter revenue of $1.048 billion. Landstar reported diluted earnings per share of $0.77 on revenue of $781 million in the 2017 first quarter. Gross profit (defined as revenue less the cost of purchased transportation and commissions to agents) was $155.5 million, a record quarterly gross profit, in the 2018 first quarter compared to $121.6 million in the 2017 first quarter. Operating margin, representing operating income divided by gross profit, was 48.3 percent in the 2018 first quarter.

Truck transportation revenue hauled by independent business capacity owners (“BCOs”) and truck brokerage carriers in the 2018 first quarter was $979.1 million, or 93 percent of revenue, compared to $726.8 million, or 93 percent of revenue, in the 2017 first quarter. Truckload transportation revenue hauled via van equipment in the 2018 first quarter was $656.1 million compared to $470.0 million in the 2017 first quarter. Truckload transportation revenue hauled via unsided/platform equipment in the 2018 first quarter was $299.4 million compared to $237.2 million in the 2017 first quarter. Revenue hauled by rail, air and ocean cargo carriers was $52.8 million, or 5 percent of revenue, in the 2018 first quarter compared to $42.4 million, or 5 percent of revenue, in the 2017 first quarter.

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Trailing twelve-month return on average shareholders’ equity was 32 percent and trailing twelve-month return on invested capital, representing net income divided by the sum of average equity plus average debt, was 27 percent. Currently, the Company is authorized to purchase up to approximately 2,986,000 shares of the Company’s common stock under Landstar’s previously announced share purchase programs. As of March 31, 2018, the Company had $260 million in cash and short term investments and $217 million available for borrowings under the Company’s senior credit facility.

In addition, Landstar announced today that its Board of Directors has declared a quarterly dividend of $0.15 per share payable on June 1, 2018, to stockholders of record as of the close of business on May 10, 2018. It is currently the intention of the Board to pay dividends on a quarterly basis going forward.

“I am extremely pleased with the execution of the Landstar model during the 2018 first quarter,” said Landstar’s President and Chief Executive Officer Jim Gattoni. “Diluted earnings per share was $1.37 in the 2018 first quarter, the highest first quarter diluted earnings per share in Landstar history. Revenue and the number of loads hauled via truck each set new all-time Landstar first quarter records. All-time quarterly records were set for both gross profit and operating income and the Company also set a new all-time record for trucks provided by BCOs with 9,868 as of the end of the quarter.”

Gattoni continued, “The number of loads hauled via truck in the 2018 first quarter increased 12 percent over the 2017 first quarter, driven by a 13 percent increase in the number of loads hauled via van equipment, an 8 percent increase in the number of loads hauled via unsided/platform equipment and a 12 percent increase in less-than-truckload volume. The number of loads hauled via railroads, ocean cargo carriers and air cargo carriers was 20 percent higher in the 2018 first quarter compared to the 2017 first quarter, primarily due to a 25 percent increase in rail intermodal volume.”

Gattoni further commented, “As expected, the pricing environment for our truckload services continued to be very strong in the 2018 first quarter, as industry-wide truck capacity continued to be very tight. Revenue per load on loads hauled via van equipment increased 24 percent over the 2017 first quarter and revenue per load on loads hauled via unsided/platform equipment increased 17 percent over the 2017 first quarter. As a result, revenue per load on loads hauled via truck was 21 percent higher than the 2017 first quarter.”

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Gattoni continued, “Through the first few weeks of April, load growth on a year-over-year basis in loads hauled via truck was consistent with the load growth experienced in the first quarter. I expect that trend to continue and, therefore, expect the number of loads hauled via truck in the 2018 second quarter to increase in a 10 to 12 percent range over the 2017 second quarter. My expectation is that pricing conditions for truck services in the 2018 second quarter will continue to be very strong with little change in the level of available truck capacity. Assuming those truck conditions remain, I expect 2018 second quarter truck revenue per load to be higher than the 2017 second quarter in a 19 to 22 percentage range. I anticipate revenue for the 2018 second quarter to be in a range of $1.115 billion to $1.165 billion. Assuming that range of estimated revenue and insurance and claims expense at 3.5 percent of BCO revenue, representing average insurance and claims costs as a percent of BCO revenue over the past five years, I would anticipate 2018 second quarter diluted earnings per share to be in a range of $1.48 to $1.54 per share compared to $0.89 per diluted share in the 2017 second quarter.”

Landstar will provide a live webcast of its quarterly earnings conference call tomorrow morning at 8:00 a.m. ET. To access the webcast, visit the Company’s website at www.landstar.com; click on “Investor Relations” and “Webcasts,” then click on “Landstar’s First Quarter 2018 Earnings Release Conference Call.”

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Statements contained in this press release that are not based on historical facts are “forward-looking statements”. This press release contains forward-looking statements, such as statements which relate to Landstar’s business objectives, plans, strategies and expectations. Terms such as “anticipates,” “believes,” “estimates,” “intention,” “expects,” “plans,” “predicts,” “may,” “should,” “could,” “will,” the negative thereof and similar expressions are intended to identify forward-looking statements. Such statements are by nature subject to uncertainties and risks, including but not limited to: an increase in the frequency or severity of accidents or other claims; unfavorable development of existing accident claims; dependence on third party insurance companies; dependence on independent commission sales agents; dependence on third party capacity providers; decreased demand for transportation

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services; U.S. foreign trade relationships; substantial industry competition; disruptions or failures in the Company’s computer systems; cyber and other information security incidents; dependence on key vendors; changes in fuel taxes; status of independent contractors; regulatory and legislative changes; regulations focused on diesel emissions and other air quality matters; catastrophic loss of a Company facility; intellectual property; unclaimed property; and other operational, financial or legal risks or uncertainties detailed in Landstar’s Form 10K for the 2017 fiscal year, described in Item 1A Risk Factors, and in other SEC filings from time to time. These risks and uncertainties could cause actual results or events to differ materially from historical results or those anticipated. Investors should not place undue reliance on such forward-looking statements, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

About Landstar:

Landstar System, Inc. is a worldwide, asset-light provider of integrated transportation management solutions delivering safe, specialized transportation services to a broad range of customers utilizing a network of agents, third-party capacity providers and employees. All Landstar transportation services companies are certified to ISO 9001:2008 quality management system standards and RC14001:2013 environmental, health, safety and security management system standards. Landstar System, Inc. is headquartered in Jacksonville, Florida. Its common stock trades on The NASDAQ Stock Market® under the symbol LSTR.

(Tables follow)

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Landstar System, Inc. and Subsidiary

Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

(Unaudited)

	Thirteen Weeks Ended
	March 31,	April 1,
	2018	2017
Revenue	$1,047,926	$780,908
Investment income	861	414

Costs and expenses:
Purchased transportation	810,297	595,523
Commissions to agents	82,125	63,798
Other operating costs, net of gains on asset sales/dispositions	7,604	6,897
Insurance and claims	17,360	14,513
Selling, general and administrative	45,251	38,323
Depreciation and amortization	10,997	9,934

Total costs and expenses	973,634	728,988

Operating income	75,153	52,334
Interest and debt expense	800	1,083

Income before income taxes	74,353	51,251
Income taxes	16,880	18,868

Net income	57,473	32,383
Less: Net loss attributable to noncontrolling interest	(44)	—

Net income attributable to Landstar System, Inc. and subsidiary	$57,517	$32,383

Earnings per common share attributable to Landstar System, Inc. and subsidiary	$1.37	$0.77

Diluted earnings per share attributable to Landstar System, Inc. and subsidiary	$1.37	$0.77

Average number of shares outstanding:
Earnings per common share	42,038,000	41,879,000

Diluted earnings per share	42,098,000	41,998,000

Dividends per common share	$0.15	$0.09

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Landstar System, Inc. and Subsidiary

Consolidated Balance Sheets

(Dollars in thousands, except per share amounts)

(Unaudited)

	March 31,	December 30,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$220,605	$242,416
Short-term investments	39,014	48,928
Trade accounts receivable, less allowance of $6,496 and $6,131	631,828	631,164
Other receivables, including advances to independent contractors, less allowance of $6,796 and $6,012	27,880	24,301
Other current assets	9,373	14,394

Total current assets	928,700	961,203

Operating property, less accumulated depreciation and amortization of $224,042 and $218,700	265,540	276,011
Goodwill	39,363	39,065
Other assets	86,670	76,181

Total assets	$1,320,273	$1,352,460

LIABILITIES AND EQUITY
Current liabilities:
Cash overdraft	$36,320	$42,242
Accounts payable	282,480	285,132
Current maturities of long-term debt	39,931	42,051
Insurance claims	39,547	38,919
Dividends payable	—	62,985
Accrued compensation	12,459	30,103
Other current liabilities	62,206	47,211

Total current liabilities	472,943	548,643

Long-term debt, excluding current maturities	73,350	83,062
Insurance claims	30,252	30,141
Deferred income taxes and other non-current liabilities	37,448	36,737

Equity
Landstar System, Inc. and subsidiary shareholders’ equity Common stock, $0.01 par value, authorized 160,000,000 shares, issued 67,836,164 and 67,740,380 shares	678	677
Additional paid-in capital	211,933	209,599
Retained earnings	1,663,140	1,611,158
Cost of 25,768,669 and 25,749,493 shares of common stock in treasury	(1,169,458)	(1,167,600)
Accumulated other comprehensive loss	(3,551)	(3,162)

Total Landstar System, Inc. and subsidiary shareholders’ equity	702,742	650,672

Noncontrolling interest	3,538	3,205

Total equity	706,280	653,877

Total liabilities and equity	$1,320,273	$1,352,460

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Landstar System, Inc. and Subsidiary

Supplemental Information

(Unaudited)

	Thirteen Weeks Ended
	March 31,	April 1,
	2018	2017
Revenue generated through (in thousands):
Truck transportation
Truckload:
Van equipment	$656,135	$469,783
Unsided/platform equipment	299,369	237,177
Less-than-truckload	23,584	19,857

Total truck transportation	979,088	726,817
Rail intermodal	29,292	22,842
Ocean and air cargo carriers	23,477	19,590
Other (1)	16,069	11,659

	$1,047,926	$780,908

Revenue on loads hauled via BCO Independent Contractors (2) included in total truck transportation	$471,150	$364,908

Number of loads:
Truck transportation
Truckload:
Van equipment	336,919	298,066
Unsided/platform equipment	119,791	111,185
Less-than-truckload	33,420	29,919

Total truck transportation	490,130	439,170
Rail intermodal	13,280	10,650
Ocean and air cargo carriers	6,330	5,730

	509,740	455,550

Loads hauled via BCO Independent Contractors (2) included in total truck transportation	233,180	218,230

Revenue per load:
Truck transportation
Truckload:
Van equipment	$1,947	$1,576
Unsided/platform equipment	2,499	2,133
Less-than-truckload	706	664
Total truck transportation	1,998	1,655
Rail intermodal	2,206	2,145
Ocean and air cargo carriers	3,709	3,419

Revenue per load on loads hauled via BCO Independent Contractors (2)	$2,021	$1,672

Revenue by capacity type (as a % of total revenue);
Truck capacity providers:
BCO Independent Contractors (2)	45%	47%
Truck Brokerage Carriers	48%	46%
Rail intermodal	3%	3%
Ocean and air cargo carriers	2%	3%
Other	2%	1%

	March 31,	April 1,
	2018	2017
Truck Capacity Providers
BCO Independent Contractors (2)	9,243	8,772

Truck Brokerage Carriers:
Approved and active (3)	34,659	31,566
Other approved	15,687	15,889

	50,346	47,455

Total available truck capacity providers	59,589	56,227

Trucks provided by BCO Independent Contractors (2)	9,868	9,370

(1)	Includes primarily reinsurance premium revenue generated by the insurance segment and, during the 2018 fiscal quarter, intra-Mexico transportation services revenue generated by Landstar Metro.
(2)	BCO Independent Contractors are independent contractors who provide truck capacity to the Company under exclusive lease arrangements.
(3)	Active refers to Truck Brokerage Carriers who moved at least one load in the 180 days immediately preceding the fiscal quarter end.